AXA PREMIER VIP TRUST
10f-3 TRANSACTION SUMMARY
(SECURITIES PURCHASED IN
AN OFFERING IN WHICH
AN AFFILIATED UNDERWRITER PARTICIPATES)
FOR THE PERIOD JANUARY 1, 2005 - JUNE 30, 2005

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
								Underwriter
								from Whom		Principal Amount of
Fund Name					Purchase Date	Purchased		Purchase by Advisor
AXA Premier VIP Core Bond (Pimco Sleeve)	06/21/05	Goldman Sachs & Co	$150,000,000

												Commission,
							Aggregate Amount	Purchase 	Spread or
							of Offering		Price		Profit
AXA Premier VIP Core Bond (Pimco Sleeve) (cont.)	$1,500,000,000		$100.00		US LIB +30

							Security			Affiliated Underwriter
AXA Premier VIP Core Bond (Pimco Sleeve) (cont.)	Goldman Sachs Group LP GLBL NT	Societe Generale


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